Exhibit 99

ICOS Corporation Reports Results for 2003

    BOTHELL, Wash.--(BUSINESS WIRE)--Feb. 3, 2004--ICOS Corporation (Nasdaq:ICOS) today summarized 2003 highlights, released its financial results for the year and fourth quarter ended December 31, 2003, and provided guidance regarding financial performance expectations for 2004.

    Cialis(R) (tadalafil) 2003 highlights

    During 2003, Cialis was launched in 55 countries around the world, including nine of the ten largest erectile dysfunction (ED) markets. Commercial launches began in Europe, New Zealand and Australia in February, and culminated in the United States and Canada in November.
    Cialis is being marketed for the treatment of ED by Lilly ICOS LLC (Lilly ICOS), a 50/50 joint venture between ICOS and Eli Lilly and Company (Lilly), in North America and Europe. Elsewhere, Lilly has rights to market Cialis, and pays a royalty, to Lilly ICOS, equal to 20% of net product sales in those territories.
    The first stage of the U.S. launch of Cialis involved the rapid deployment of sales representatives, assuring product availability in pharmacies across the country and medical symposia broadcast to thousands of health care professionals. The second stage of the U.S. launch began recently with the debut of brand-awareness and full-message advertising to consumers. The first Cialis full-message television advertising aired during the NFL(R) Super Bowl on February 1, 2004.
    With less than twelve months on the market, Cialis surpassed $200 million in worldwide sales in 2003. In Lilly ICOS territories, sales totaled $129.8 million for the year, including $27.9 million in the U.S., $95.1 million in Europe and $6.8 million in Canada and Mexico combined. In countries where Lilly markets Cialis, 2003 sales were $73.5 million.
    By the end of 2003, in major markets in Europe, Cialis had successfully captured a significant share of unit (tablet) sales among the three PDE5 inhibitors -- Cialis, Viagra(R) (sildenafil) and Levitra(R) (vardenafil). For December 2003, based on pharmacy purchases from wholesalers(1), Cialis had a 33% share of unit sales in France, 30% in Germany, 27% in Italy and 18% in both Spain and the United Kingdom. Also, through December 2003, PDE5 inhibitor markets across the major European countries grew at healthy rates(1) -- more than 25% to nearly 50%.

    (1) IMS Health. IMS MIDAS, Copyright 2004. Growth rates are based on three-month moving total tablet inflow to pharmacies.

    Other 2003 Highlights

    Throughout 2003, we continued our investments in early stage research and preclinical candidates, in order to ready one or two candidates for advancement into Phase 1 clinical development in 2004. Our most advanced preclinical candidates include a potent oral LFA-1 (leukocyte function-associated antigen one) antagonist for psoriasis, a phosphodiesterase inhibitor for an inflammatory disease, a cell cycle checkpoint modulator for cancer, and an oral modulator of B lymphocyte function for an autoimmune disease.
    By 2003 year-end, we completed patient follow-up in a Phase 2 clinical study evaluating RTX(TM) (resiniferatoxin) for the treatment of interstitial cystitis. In late January 2004, it was determined that RTX was not effective in relieving patients' symptoms. We will not pursue additional studies of interstitial cystitis.
    Also, in December 2003, a Phase 2 clinical study was initiated with IC485 in patients with chronic obstructive pulmonary disease. We expect to complete this study in 2005.

    2003 Full-Year Financial Results

    For the year ended December 31, 2003, we reported a net loss of $125.5 million ($2.01 per share), compared to a net loss of $161.6 million ($2.64 per share) for the year ended December 31, 2002.
    Total revenue was $75.1 million in 2003, compared to $92.9 million in 2002.
    Collaboration revenue from affiliates (cost reimbursement revenue) totaled $25.9 million in 2003, compared to $77.7 million in 2002. The decrease reflects the December 2002 termination of Pafase(R) (rPAF-AH) development activities and our decision, in early 2003, to conclude the endothelin receptor antagonist collaboration with Encysive Pharmaceuticals Inc. (formerly Texas Biotechnology Corporation). The decrease was partially offset by higher cost reimbursement revenue from Lilly ICOS, primarily due to reimbursement of the cost of the ICOS sales force to promote Cialis in the United States.
    Revenue from licenses of technology was $37.0 million in 2003, compared to $6.6 million in the same period of the prior year. 2003 technology license fee revenue includes $21.3 million of previously deferred upfront fees and forgiven loans, received from Biogen IDEC, Inc. (formerly Biogen, Inc.), which we recognized as revenue in conjunction with our reacquisition of sole development rights to the LFA-1 antagonist program in June 2003. Revenue from licenses of technology for 2003 also included $15.0 million earned upon the first commercial sale of Cialis in the United States.
    Contract manufacturing revenue increased $3.7 million, to $12.2 million in 2003, primarily due to greater utilization of our manufacturing capacity for third-party contracts and additional development services provided under the associated agreements.
    Total operating expenses were $130.5 million in 2003, compared to $162.6 million in 2002.
    Research and development expenses decreased $43.6 million, to $85.8 million in 2003. The decrease was primarily due to discontinuation of activities associated with the Pafase and endothelin receptor antagonist programs, partially offset by increased costs related to development activities associated with Cialis and RTX.
    Marketing and selling expenses increased $10.5 million, to $19.8 million in 2003. The increase reflects incremental costs associated with recruiting, hiring, training and deploying our U.S. sales force to promote Cialis, primarily to urologists.
    Contract manufacturing expenses increased $2.1 million, to $9.7 million in 2003. This increase reflects costs associated with greater utilization of our manufacturing capacity for third-party contracts and additional development services provided under the associated agreements.
    General and administrative expenses decreased $1.1 million, to $15.3 million in 2003. The decrease primarily reflects timing of patent filings and patent prosecution expenses.
    Our equity in losses of affiliates was $87.2 million in 2003, compared to $104.2 million in the prior year.
    Our 50% share of Lilly ICOS' losses increased $21.7 million compared to 2002, to $87.3 million in 2003. The increase was primarily due to higher Lilly ICOS sales and marketing costs associated with the 2003 launches of Cialis in North America and Europe.
    During 2002, we recognized $29.9 million in losses related to our equity interest in Suncos Corporation, our 50%-owned affiliate that was developing Pafase. Upon discontinuation of the Pafase program, in December 2002, Suncos accrued estimated close-out costs, primarily associated with the program's clinical and manufacturing activities.
    During 2002, we recognized $8.6 million in losses related to our 50% interest in ICOS-Texas Biotechnology L.P. (ICOS-TBC). Encysive agreed to be responsible for all costs and expenses incurred by ICOS-TBC subsequent to December 31, 2002. Our other income for 2003 included a $10.0 million gain upon the sale, to Encysive, of our partnership interests in ICOS-TBC.
    We incurred $3.6 million of interest expense on $278.7 million of 2% convertible subordinated debt, which we placed in June and July of 2003.
    At December 31, 2003, we had cash, cash equivalents, investment securities and associated interest receivable of $469.5 million.

    2003 Fourth Quarter Financial Results

    For the three months ended December 31, 2003, we reported a net loss of $34.2 million ($0.54 per share), compared to a net loss of $47.5 million ($0.76 per share) for the three months ended December 31, 2002.
    Total revenue was $29.2 million in the fourth quarter of 2003, compared to $26.2 million in the fourth quarter of 2002.
    Cost reimbursement revenue decreased $9.9 million, to $12.6 million in the fourth quarter of 2003, primarily due to discontinuation of activities associated with the Pafase and endothelin receptor antagonist programs, partially offset by incremental sales force cost reimbursement revenue from Lilly ICOS.
    Revenue from licenses of technology was $15.0 million in the fourth quarter of 2003, compared to $3.1 million in the fourth quarter of 2002. 2003 fourth quarter technology license fee revenue was a $15.0 million payment earned upon the first commercial sale of Cialis in the United States.
    Total operating expenses were $34.7 million in the fourth quarter of 2003, compared to $44.0 million in the fourth quarter of 2002.
    Research and development expenses decreased $18.1 million from the fourth quarter of 2002, to $18.9 million in the fourth quarter of 2003. The decrease was primarily due to discontinuation of activities associated with the Pafase and endothelin receptor antagonist programs, partially offset by increased costs related to development activities associated with Cialis and RTX.
    Marketing and selling expenses increased $7.8 million from the fourth quarter of 2002, to $9.4 million in the fourth quarter of 2003. The increase was primarily due to the costs of our sales force, to promote Cialis in the United States, which was hired and deployed during the 2003 third quarter.
    In the 2003 fourth quarter, we recognized $28.6 million in equity in losses of affiliates, compared to $32.6 million in the fourth quarter of 2002. The decrease is primarily due to discontinuation of activities associated with the Pafase and endothelin receptor antagonist programs, partially offset by a higher Lilly ICOS net loss associated with the 2003 launches of Cialis in North America and Europe.

    2004 Financial Guidance

    For 2004, we presently expect that ICOS Corporation's net loss will be in the range of $192 million ($3.00 per share) to $215 million ($3.35 per share). The increase in expected loss, compared to 2003, is due to two primary reasons:

    --  An expected increase in our share of the losses of Lilly ICOS;
        and,

    -- The impact of certain items in 2003 which, in the aggregate, reduced our 2003 net loss by approximately $40 million. Those items were: $21 million of one time revenue associated with the conclusion of the LFA-1 collaboration; $15 million of license fee revenue earned upon the first commercial sale of Cialis in the U.S.; and, a $10 million gain upon the sale of our partnership interests in ICOS-TBC; partially offset by approximately $6 million in start-up expenses to recruit, hire, train and deploy our sales force.

    Lilly ICOS' 2004 net loss is expected to be in the $235 million to $275 million range, as the U.S. Cialis launch proceeds and associated direct-to-consumer and other marketing and sales programs become fully operational. The level of Cialis sales achieved in the U.S. is the primary variable that will affect Lilly ICOS' results for 2004.

    ICOS Corporation, a biotechnology company, is dedicated to bringing innovative therapeutics to patients. Headquartered in Bothell, Washington, ICOS is marketing its first product, Cialis (tadalafil), for the treatment of erectile dysfunction. ICOS is working to develop treatments for serious unmet medical conditions such as chronic obstructive pulmonary disease, cancer and inflammatory diseases.
    Except for historical information contained herein, this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties that may cause our results and the timing and outcome of events to differ materially from those expressed in or implied by the forward-looking statements, including risks associated with product commercialization, research and clinical development, regulatory approvals, manufacturing, collaboration arrangements with affiliates and third parties, liquidity, competition, intellectual property claims, litigation and other risks detailed in our latest Quarterly Report on Form 10-Q and our other public filings with the Securities and Exchange Commission.
    The forward-looking statements contained in this press release represent our judgment as of the date of this release. We undertake no obligation to publicly update any forward-looking statements. The biotechnology and pharmaceutical businesses are risky and there can be no assurance that any particular product candidate will progress and become a commercial product.

    Conference Call

    As previously announced, ICOS will host a conference call to review the 2003 financial results and related matters today, beginning at 4:30 p.m. EST. On this call, ICOS will also provide financial guidance and discuss plans for 2004. The conference call can be accessed as a webcast at www.icos.com, in the Investor/Events section, or by telephone, using the Passcode 715988, live at 612-326-1003, or as a replay at 320-365-3844. The webcast will be available until February 10, 2004, at 4:30 pm EST. The telephone replay will be available until February 4 at 6:30 pm EST.


                  ICOS Corporation and Subsidiaries
                 SELECTED CONSOLIDATED FINANCIAL DATA
                (in thousands, except per share data)
                             (unaudited)


                             Three Months Ended       Year Ended
                                December 31,         December 31,
Condensed Consolidated       ------------------- ---------------------
 Statements of Operations:     2003      2002      2003       2002
                             --------- --------- ---------- ----------
Revenue:
   Collaboration revenue
    from affiliates           $12,614   $22,555    $25,943    $77,728
   Licenses of technology      15,000     3,126     36,976      6,617
   Contract manufacturing       1,599       475     12,185      8,532
                             --------- --------- ---------- ----------
      Total revenue            29,213    26,156     75,104     92,877
                             --------- --------- ---------- ----------
Operating expenses:
   Research and development    18,888    36,945     85,758    129,350
   Marketing and selling        9,404     1,654     19,770      9,268
   Cost of contract
    manufacturing               2,057       630      9,703      7,599
   General and
    administrative              4,393     4,765     15,272     16,409
                             --------- --------- ---------- ----------
      Total operating
       expenses                34,742    43,994    130,503    162,626
                             --------- --------- ---------- ----------
          Operating loss       (5,529)  (17,838)   (55,399)   (69,749)
Other income (expense):
   Equity in losses of
    affiliates                (28,647)  (32,581)   (87,180)  (104,160)
   Gain on sale of
    partnership interests           -         -     10,000          -
   Interest expense            (1,712)        -     (3,578)         -
   Interest and other income    1,730     2,958     10,038     12,292
                             --------- --------- ---------- ----------
Loss before income taxes      (34,158)  (47,461)  (126,119)  (161,617)
Income tax recovery                 -         -        612          -
                             --------- --------- ---------- ----------
Net loss                     $(34,158) $(47,461) $(125,507) $(161,617)
                             ========= ========= ========== ==========
Net loss per common share -
 basic and diluted             $(0.54)   $(0.76)    $(2.01)    $(2.64)
                             ========= ========= ========== ==========
Weighted average common
 shares outstanding - basic
 and diluted                   62,943    62,041     62,561     61,304
                             ========= ========= ========== ==========

Condensed Consolidated       Dec. 31,  Dec. 31,
 Balance Sheets:               2003      2002
                             --------- ---------
Cash, cash equivalents,
 investment securities and
 interest receivable         $469,525  $354,025
Receivables from affiliates    17,681     7,959
Note receivable                 6,000         -
Property and equipment, net    18,970    20,209
Deferred financing costs and
 other                         12,678     3,467
                             --------- ---------
      Total assets           $524,854  $385,660
                             ========= =========

Due to affiliates             $25,842   $25,012
Other current liabilities      20,433    25,985
Deferred revenue                1,000    17,031
Convertible subordinated
 debt                         278,650         -
Stockholders' equity          198,929   317,632
                             --------- ---------
      Total liabilities and
       stockholders' equity  $524,854  $385,660
                             ========= =========


                  ICOS Corporation and Subsidiaries
                     SUPPLEMENTARY FINANCIAL DATA
                            (in thousands)
                             (unaudited)

The following table summarizes our revenue from collaborations and licenses of technology, and equity in losses of affiliates.

                                             2003
                          --------------------------------------------
                             Q1       Q2       Q3       Q4     TOTAL
                          -------- -------- -------- -------- --------
Collaboration revenue
  from affiliates:
 Lilly ICOS LLC           $ 2,053  $ 2,210  $ 5,243  $12,587  $22,093
 Suncos Corporation         2,058      269       96       27    2,450
 ICOS-Texas
  Biotechnology L.P.        1,237      163        -        -    1,400
                           -------  -------  -------  -------  -------
                          $ 5,348  $ 2,642  $ 5,339  $12,614  $25,943
                           =======  =======  =======  =======  =======
Licenses of technology:
 Lilly ICOS LLC           $    31  $     -  $     -  $15,000  $15,031
 ICOS Clinical
  Partners, L.P.                -        -        -        -        -
 Biogen IDEC, Inc.            602   21,343        -        -   21,945
                           -------  -------  -------  -------  -------
                          $   633  $21,343  $     -  $15,000  $36,976
                           =======  =======  =======  =======  =======
Equity in losses of
  affiliates:
 Lilly ICOS LLC           $21,547  $20,045  $16,941  $28,787  $87,320
 Suncos Corporation             -        -        -     (140)    (140)
 ICOS-Texas
  Biotechnology L.P.            -        -        -        -        -
                           -------  -------  ------- --------  -------
                          $21,547  $20,045  $16,941  $28,647  $87,180
                           =======  =======  =======  =======  =======


                                             2002
                         ---------------------------------------------
                            Q1       Q2       Q3       Q4      TOTAL
                         -------- -------- -------- -------- ---------
Collaboration revenue
  from affiliates:
 Lilly ICOS LLC          $ 1,361  $ 1,579  $ 1,239  $ 2,436  $  6,615
 Suncos Corporation       13,889   12,918   13,336   16,335    56,478
 ICOS-Texas
  Biotechnology L.P.       4,106    3,412    3,333    3,784    14,635
                          -------  -------  -------  -------  --------
                         $19,356  $17,909  $17,908  $22,555  $ 77,728
                          =======  =======  =======  =======  ========
Licenses of technology:
 Lilly ICOS LLC          $   623  $    83  $   243  $   608  $  1,557
 ICOS Clinical
  Partners, L.P.             427      315      323    2,095     3,160
 Biogen IDEC, Inc.           330      236      911      423     1,900
                          -------  -------  -------  -------  --------
                         $ 1,380  $   634  $ 1,477  $ 3,126  $  6,617
                          =======  =======  =======  =======  ========
Equity in losses of
  affiliates:
 Lilly ICOS LLC          $14,230  $17,003  $13,255  $21,181  $ 65,669
 Suncos Corporation        7,984    6,317    6,485    9,147    29,933
 ICOS-Texas
  Biotechnology L.P.       2,510    1,957    1,838    2,253     8,558
                          -------  -------  -------  -------  --------
                         $24,724  $25,277  $21,578  $32,581  $104,160
                          =======  =======  =======  =======  ========


                 ICOS Corporation and Subsidiaries
            SUMMARIZED OPERATING RESULTS OF LILLY ICOS LLC
                            (in thousands)
                             (unaudited)

                                         2003
                  ----------------------------------------------------
                        Q1        Q2        Q3        Q4       TOTAL
                  ----------- --------- --------- --------- ----------
Revenue:
 Product sales,
  net               $ 16,615  $ 21,853  $ 28,449  $ 62,911  $ 129,828
 Royalties               975     3,115     4,352     6,263     14,705
                     --------  --------  --------  --------  ---------
     Total revenue    17,590    24,968    32,801    69,174    144,533
                     --------  --------  --------  --------  ---------
Expenses:
 Cost of sales (a)     1,604     2,170     2,803     5,966     12,543
 Selling, general
  and administrative:
   Eli Lilly and
    Company           41,995    47,666    46,437    93,032    229,130
   ICOS Corporation      401       878     2,708     9,993     13,980
 Research and
  development:
   Eli Lilly and
    Company           15,033    13,012    12,200    15,264     55,509
   ICOS Corporation    1,652     1,332     2,535     2,594      8,113
                     --------  --------  --------  --------  ---------
     Total expenses   60,685    65,058    66,683   126,849    319,275
                     --------  --------  --------  --------  ---------
Net loss            $(43,095) $(40,090) $(33,882) $(57,675) $(174,742)
                     ========  ========  ========  ========  =========


                                         2002
                  ----------------------------------------------------
                        Q1        Q2        Q3        Q4       TOTAL
                  ----------- --------- --------- --------- ----------
Revenue:
 Product sales,
  net               $      -  $      -  $      -  $      -  $       -
 Royalties                 -         -         -         -          -
                     --------  --------  --------  --------  ---------
    Total revenue          -         -         -         -          -
                     --------  --------  --------  --------  ---------
Expenses:
 Cost of sales (a)         -         -         -         -          -
 Selling, general
  and administrative:
   Eli Lilly and
    Company           16,663    19,913    14,693    21,167     72,436
   ICOS Corporation      665       662       521     1,413      3,261
 Research and
  development:
   Eli Lilly and
    Company           10,436    12,514    10,578    18,759     52,287
   ICOS Corporation      696       917       718     1,023      3,354
                     --------  --------  --------  --------  ---------
    Total expenses    28,460    34,006    26,510    42,362    131,338
                     --------  --------  --------  --------  ---------
Net loss            $(28,460) $(34,006) $(26,510) $(42,362) $(131,338)
                     ========  ========  ========  ========  =========

(a) Beginning in the 2003 fourth quarter, cost of sales includes $103 of license fee amortization. ICOS Corporation does not recognize any Lilly ICOS LLC expenses associated with license fee amortization, as those expenses are solely applicable to Eli Lilly and Company.

    CONTACT: ICOS Corporation
             Lacy Fitzpatrick, 425-415-2207